EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-137980 on Form S-4 of Harris Stratex Networks, Inc. of (1) our reports dated June 14, 2006, relating to the consolidated financial statements and financial statement schedule of Stratex Networks, Inc. and (2) our report dated June 14, 2006, relating to management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K/ A of Stratex Networks, Inc. for the year ended March 31, 2006. We also consent to the reference to us under the heading “Experts” in the proxy statement/ prospectus which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
San Jose, California
December 15, 2006